Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 20, 2014
(218) 628-2217

IKONICS REPORTS 2013 RESULTS AND 2014 FIRST QUARTER ACTIVITY

IKONICS Corporation (NASDAQ: IKNX), a Duluth-based imaging technology company, announced today 2013 sales of $17,491,000, a 1% increase over 2012 sales, while earnings fell by 2% to $682,000, or $0.34 per diluted share, compared to 2012. Fourth quarter earnings of $0.18 per diluted share accounted for over half of 2013 earnings.

The Company also announced that in January 2014 it received the largest single order in the history of the Company as a stocking order for Ikonics Imaging products. Bill Ulland, Ikonics CEO, said, “I anticipate this order, which will be shipped in the first quarter of 2014, will result in record first quarter sales and earnings and will help solidify our leadership position in this profitable business segment.”

Ulland added, “We are also seeing a ramp up of our Micro Machining aerospace business, and we plan to increase our capacity in the second quarter in anticipation of this business.”  Ulland cautioned, “This business is being driven by a new technology used by our customers, and its growth will be determined by industry acceptance of this technology.   However, we believe that we are supplying the cutting edge of the aerospace industry and that growth is likely to be substantial as the technology is adopted.  To manage Micro Machining, we have hired John Palmer, who has strong industry experience including working for IBM Global Engineering Solutions, Northrop Grumman, and Space Systems Loral. He will be responsible for meeting our current customer demand and bringing new business to Ikonics.”

Continuing, Ulland reported, “Our DTX business has been slow to develop due to technical issues, but we are now seeing a demand for applications using a version of our technology for 3D texture printing and prototyping.  Our technology offers higher precision and larger format prints that are not available with most other entries into this market.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products and new business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace industry, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

ISO 9001 Certified

NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF INCOME

For the Three Months and Twelve Months Ended December 31, 2013 and 2012

	Three Months Ended		Twelve Months Ended
	12/31/13	12/31/12	12/31/13	12/31/12
Net sales	$4,597,266	$4,524,468	$17,491,408	$17,312,407

Cost of goods sold	2,649,196	2,641,347	10,553,553	10,367,563

Gross profit	1,948,070	1,883,121	6,937,855	6,944,844

Operating expenses	1,417,133	1,456,944	6,017,725	5,911,963

Income from operations	530,937	426,177	920,130	1,032,881

Interest income	1,712	2,673	7,043	12,050

Income before income taxes	532,649	428,850	927,173	1,044,931

Income tax expense	172,000	143,708	245,000	351,000

Net income	$360,649	$285,142	$682,173	$693,931

Earnings per common share-diluted	$0.18	$0.14	$0.34	$0.35

Average shares outstanding-diluted	2,014,691	1,994,802	2,010,659	1,990,847

CONDENSED BALANCE SHEETS

As of December 31, 2013 and 2012

	12/31/13	12/31/12

Assets
Current assets	$8,045,060	$7,417,041
Property, plant and equipment, net	5,634,096	5,461,878
Intangible assets	322,647	305,357
	$14,001,803	$13,184,276
Liabilities and Stockholders’ Equity
Current liabilities	$874,985	$1,023,531
Deferred income taxes	527,000	366,000
Long term debt	—	—
Stockholders’ equity	12,599,818	11,794,745
	$14,001,803	$13,184,276

CONDENSED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2013 and 2012

	12/31/13	12/31/12
Net cash provided by operating activities	$1,466,532	$1,181,950

Net cash used in investing activities	(819,573)	(171,725)

Net cash provided by (used in) financing activities	89,398	(1,909,447)
Net increase (decrease) in cash and cash equivalents	736,357	(899,222)

Cash and cash equivalents at beginning of period	967,943	1,867,165

Cash and cash equivalents at end of period	$1,704,300	$967,943